UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE GABELLI DIVIDEND & INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

The Gabelli Dividend & Income Trust

Proxy Statement Supplement

The following updates and supplements certain information contained in the Definitive Proxy Statement (the “Proxy Statement”) of The Gabelli Dividend & Income Trust (the “Fund”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2026, in connection with the Annual Meeting of Shareholders originally convened on May 11, 2026, and adjourned until June 29, 2026, at 8:00 a.m., Eastern time.

This supplemental information is being provided to reflect certain updates that occurred after the date the Fund filed the Proxy Statement with the SEC. If information in this supplement differs from or updates information contained in the Proxy Statement, then the information in this supplement is more current and supersedes the different information contained in the Proxy Statement.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENTAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

*  *  *

The information in the Proxy Statement under the heading “Additional Information—Proxy Solicitation Expenses” is supplemented and updated with the following:

The Fund has retained Alliance Advisors, LLC (“Alliance Advisors”) to assist in the solicitation of proxies for a fee of up to $1.5 million. Alliance Advisors estimates that approximately 45 of its employees will assist in the Fund’s proxy solicitation.

*  *  *

Shareholders who have questions about the proposals to be voted on at the reconvened Annual Meeting or the voting instructions may contact Alliance Advisors by phone or email as follows:

Shareholders Call Toll-Free: 1-866-206-7868

For Shareholders Outside the U.S. Call: 1-551-368-0034

Email: GDV@allianceadvisors.com